EXHIBIT 99.1

Concur Technologies Appoints Gordon Eubanks to Board of Directors

Software and Technology Veteran Brings Decades of Operations Expertise to Company

REDMOND, Wash., June 1, 2005 – Concur Technologies, Inc. (NASDAQ: CNQR), the world’s leading provider of business services that automate Corporate Expense Management, today announced the appointment of Gordon Eubanks to its board of directors. Mike Levinthal, a director with Concur since 1997, will step down from the Concur board of directors on September 30, 2005.

“As the founder and former CEO of both Symantec and Oblix, Gordon is a successful entrepreneur and a world-class executive whose energy and passion for building enduring companies will be an excellent addition to our team,” said Steve Singh, chairman and CEO of Concur Technologies. “As Concur continues its growth, we expect our board composition to include more executives with deep operational backgrounds and track records of growing billion dollar companies. We welcome Gordon to the board, and extend our gratitude to Mike Levinthal for his contributions to Concur over the past eight years. His enthusiasm and commitment to building great companies has served us well.”

Gordon Eubanks most recently served as president and CEO of Oblix, Inc., positioning the company as the leading provider of enterprise identity management solutions. Mr. Eubanks’ numerous entrepreneurial ventures include founding Compiler Systems, Inc. and C&E Software. He also served as CEO of Symantec Corporation for 15 years. Mr. Eubanks currently serves on the board of directors for Applied Minds and M7.

“The outsourced expense management market can be as large as the outsourced payroll market,” said Gordon Eubanks. “Concur has pioneered the Software as a Service business model and – given its clear leadership position – has the opportunity to be the ADP of the Corporate Expense Management market. I look forward to working with Steve and the Concur board of directors to grow the company into a billion dollar business.”

About Concur Technologies, Inc.

Concur Technologies, Inc. (Nasdaq:CNQR - News) is the world’s leading provider of business services that automate Corporate Expense Management. Concur’s solutions are trusted by thousands of companies worldwide and feature the flagship Concur Expense Service. This comprehensive Web-based service manages travel and entertainment expenses and includes Concur Imaging Service to eliminate the hassle of managing paper receipts and Concur Analysis Service for turning raw expense data into valuable business intelligence. Together, these solutions provide rapid ROI by streamlining business processes, reducing operating costs, improving internal controls and empowering financial managers to apply greater insight into their company’s spending patterns. More information about Concur is available at www.concur.com.

Press Contact:

Jeff Pecor, Barokas Public Relations, 206-264-8220, jeff@barokas.com.